Exhibit 3.14

338013

Na chg to HARTWELL CORPORATION

A22851

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF HARTWELL AVIATION SUPPLY COMPANY

The undersigned, CLARK HARTWELL and ROBERT C. HARTWELL, JR., certify that they now are and at all times herein mentioned have been the duly elected and acting President and Vice-President of Hartwell Aviation Supply Company, a California corporation, and that:

1. At a special meeting of the board of directors of the corporation duly held at Los Angeles, California, at 9:00 o’clock A.M. on April 12, 1960 the following resolution was duly adopted:

RESOLVED, that Article FIRST of the articles of incorporation of the corporation be amended to read as follows:

“FIRST: The name of said corporation shall be:

HARTWELL CORPORATION”

RESOLVED FURTHER, that said amendment is hereby adopted and approved.

2. At a special meeting of the shareholders of the corporation duly held at Los Angeles, California at 10:00 o’clock A.M. on April 12, 1960, the foregoing amendment to the articles of incorporation was ratified and approved by a resolution identical in form to said directors’ resolution set forth in paragraph 1 of this certificate.

3. The foregoing amendment was adopted and approved at said shareholders’ meeting by the total vote of 60,000 shares.

4. The total number of shares of the corporation entitled to vote on or consent to the adoption of such amendment is 60,000 shares.

Each of the undersigned declares under penalty of perjury that the foregoing is true and correct and that this certificate was executed on the

27th day of May, 1960. Executed at Los Angeles, California.

/s/ Clark Hartwell
Clark Hartwell, President of Hartwell Aviation Supply Company

(CORPORATE SEAL)

/s/ Robert C. Hartwell
Robert C. Hartwell, Jr., Vice President of Hartwell Aviation Supply Company

CONSENT TO USE OF CORPORATE NAME

HARTWELL ENTERPRISES, INC., a California corporation, hereby consents to the use of the corporate name HARTWELL CORPORATION in the State of California by the existing California corporation HARTWELL AVIATION SUPPLY COMPANY, which said corporation is seeking to amend its Articles of Incorporation to change its name from HARTWELL AVIATION SUPPLY COMPANY to HARTWELL CORPORATION.

Dated this 10th day of May, 1960.

/s/ Robert Clark Hartwell
Robert Clark Hartwell, Jr., President of Hartwell Enterprises, Inc., a California corporation
(CORPORATE SEAL)
/s/ Catherine Ridley Catherine Ridley, Secretary Treasurer of Hartwell Enterprises, Inc., a California corporation

STATE OF CALIFORNIA	)
	)	ss.
County of Los Angeles	)

On this 8th day of May, 1957, before me, the undersigned, a Notary Public in and for said county and state, personally appeared CROMWELL WARNER, JR., KATHRINE NELSON and INES MORFORD, known to me to be the persons whose names are subscribed to the within and foregoing Articles of Incorporation of HARTWELL AVIATION SUPPLY COMPANY, and acknowledged to me that they executed the same.

IN WITNESS WHEREOF, I have hereunto affixed my hand and official seal the day and year in this certificate first above written.

/s/ E.M.Woodbridge
Notary Public in and for said County and State.

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